Exhibit 10.8

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the
Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE LICENSE AGREEMENT

between

EMORY UNIVERSITY

and

COUGAR BIOTECHNOLOGY, INC.

APPENDIX A
APPENDIX B
APPENDIX C

THIS LICENSE AGREEMENT is made and entered into as of this 23rd  day of February, 2004 (hereinafter referred to as “Effective Date”), by and between EMORY UNIVERSITY, a non-profit Georgia corporation with offices located at Office of Technology Transfer, North Decatur Bldg., Suite 130, 1784 N. Decatur Road, Atlanta, Georgia 30322 USA (hereinafter referred to as “EMORY”), and COUGAR BIOTECHNOLOGY, INC. a for-profit California corporation with offices at 10940 Wilshire Blvd., Suite 600, Los Angeles, California 90024 USA (hereinafter referred to as “CBT”).

WITNESSETH

WHEREAS, EMORY is the assignee of all right, title, and interest in inventions developed by employees of EMORY and is responsible for the protection and commercial development of such inventions;

WHEREAS, Drs. Harish Joshi, Judith Kapp, Yong Ke, Fuqiang Liu, David Archer, Cheryl Armstrong, Jaren Landen and Keqiang Ye are employees of EMORY and are named as inventors on Emory invention disclosures: (i) no. 97012, titled: “The Antitissue Drug Noscapine is a Tubulin Binding Anti-Tumor Drug”, (ii) no. 98056, titled: “Use of the Anti-Cancer Agent, Noscapine, as an Immunological Adjuvant for Tumor Therapy”, (iii) no. 01028, titled: “Noscapine and Noscapine Derivatives, Useful as Anticancer Agents”, and (iv) no. 02040, titled: “Delivery Systems and Methods for Nocapine and Noscapine Derivatives, Useful as Anticancer Agents”, which are the subject of those issued patents and pending patent applications listed in Appendix “A” herein (hereinafter “Inventions”;

WHEREAS, CBT represents that it has the necessary expertise and will, as appropriate, acquire the necessary resources to fully develop, seek approval for, and market therapeutic products based upon the Inventions claimed in the above referenced issued patents and pending patent applications; and

WHEREAS, EMORY desires to have such Inventions developed, commercialized, and made available for use by the public.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meanings:

1.1 “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.2 “Agreement” or "License Agreement" shall mean this Agreement, including all APPENDICES attached to this Agreement.

1.3 “Authorization” shall mean all approvals, licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity, necessary for the manufacture, distribution, use or sale of a pharmaceutical or diagnostic product in a given regulatory jurisdiction outside of the United States.

1.4 “Authorized Third Party” shall mean a Third Party to which CBT grants rights to make, have made, use, sell or offer for sale Licensed Products and/or a Third Party designated by CBT to market or co-market Licensed Products and shall not include distributors, wholesalers, pharmacies or pharmacy chains, managed care organizations, group purchasers or others to whom CBT or such marketer or co-marketer sell Licensed Products as a result of arms-length transactions.

1.5 “Consecutive Licensed Product” shall mean a Licensed Product that has as its active pharmaceutical ingredient (“API”) a different API than the First Licensed Product or any other pre-existing Licensed Product. For avoidance of doubt, a derivative of noscapine shall be a different API than noscapine or other derivative of noscapine.

1.6 “Dollars” shall mean United States dollars.

1.7 “Earned Royalties” shall mean royalties payable to EMORY by CBT for the Sale of a Licensed Product.

1.8 “EMORY” shall mean Emory University.

1.9 “FDA” shall mean the United States Food and Drug Administration or successor entity.

1.10 “Field of Use” shall mean any therapeutic use that is intended to prevent, treat, ameliorate or cure a human disease, pathology or condition.

1.11 First Commercial Sale” shall mean the first Sale of a Licensed Product to a Third Party after Regulatory Approval or Authorization has been obtained for such Licensed Product.

1.12 “First Licensed Product” shall mean the first Licensed Product for which an IND or its equivalent in a Major Market becomes effective, or any Licensed Product that replaces such product pursuant to Section 3.3.1.

1.13 “IND” shall mean an Investigational New Drug application in the United States.

1.14 “Indemnitees” shall mean the Inventors, EMORY, its directors, employees and students, and their heirs, executors, administrators, successors and legal representatives.

1.15 “Inventors” shall mean Harish Joshi, Judith Kapp, Yong Ke, Fuqiang Liu, David Archer, Cheryl Armstrong , Jaren Landen and Keqiang Ye.

1.16 “Licensed Patents” shall mean those issued patents and patent applications identified in Appendix “A”, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the subject matter is disclosed and enabled in the parents), or foreign counterparts of such patent applications and patents which issue thereon any where in the world, including reexamined and reissued patents.

1.17 “Licensed Product” shall mean any method, service or product within the Field of Use, the manufacture, use, offer for sale or sale of which is made or performed from or using Licensed Patents or Licensed Technology.

1.18 “Licensed Technology” shall mean: (a) all technical information and data, whether or not patented, presently known or learned, invented, or developed by the Inventors or any employees of EMORY working under the Inventor’s direct supervision and while they are under a duty to assign intellectual property rights to Emory, to the extent that (i) such technical information and data are required for the use or practice of the Licensed Patents or Licensed Technology as permitted herein; and (ii) Emory possesses the right to license the use of such information to Licensee for commercial purposes without incurring financial or other non-contingent, material obligations to any Third Parties and without breaching any obligations of confidentiality with such Third Parties.

1.19 “Licensed Territory” shall mean the world.

1.20 “Major Market” shall mean the European Union, Canada, Japan.

1.21 “Material Transfer Agreement” shall mean a legal agreement governing the transfer of material pertaining to the Licensed Technology to a non-profit Third Party (“Recipient”), the purpose of which is to govern such issues as: (i) ownership of the transferred material and any of the modifications and derivatives made by the Recipient; (ii) limits on the use of the material by the Recipient, and to recover, where necessary, any costs in providing the material; (iii) confidentiality of information relating to the material, and publication restrictions; (iv) rights to inventions and use of research results; (v) protect intellectual property or valuable know-how; and (vi) protect EMORY from legal liability as a result of the use of the material or any results obtained.

1.22 “NDA” shall mean a New Drug Application.

1.23 “Net Sales” shall mean the amounts received by CBT or an Affiliate or sublicensee of CBT for the Sale of Licensed Products to a Third Party purchaser, less the following deductions, to the extent that such amounts are included in the gross amounts received: (a) freight, packaging and insurance costs incurred in transporting the Licensed Product to customers; (b) quantity, cash and other trade discounts actually allowed and taken (other than advertising allowances; and fees or commissions to CBT’ employees); (c) customs duties, surcharges, sales and other taxes (but excluding income taxes) and other governmental charges incurred in connection with the sale, transfer, use, exportation or importation of Licensed Products; and (d) amounts repaid or credited by reason of returns, recalls, rejections or retroactive price reductions. Where a sale is deemed consummated by a receipt of non-cash consideration for Licensed Products, “Net Sales” shall be calculated based on the average Net Sales of Licensed Products during the three (3) month period immediately preceding such sale.

1.24 “Parties” shall mean CBT and EMORY and “Party” shall mean either one.

1.25 “Phase I” shall mean a human clinical trial, the principal purpose of which is to determine toxicity, absorption, metabolism and/or safe dosage range in patients with the disease target being studied as required in 21 C.F.R. §312 or its equivalent in a Major Market. A Phase I study shall be deemed to have commenced when the first patient has been dosed with the drug substance.

1.26 “Phase III” shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease target being studied as required in 21 C.F.R. §312 or its equivalent in a Major Market. A Phase III study shall also include any other human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable NDA (such as a combined Phase II/Phase III study, or any Phase III study in lieu of a Phase II study) (a “Pivotal Study”), whether or not such study is a traditional Phase III study. A Phase III study shall be deemed to have commenced when the first patient has been dosed with the drug substance.

1.27 “Regulatory Approval” shall mean the approvals, registrations or authorizations of the FDA or other applicable regulatory agency necessary for the manufacture, distribution, use or sale of a pharmaceutical or diagnostic product in the United States.

1.28 “Sale” or “Sold” shall mean the sale, transfer, exchange, or other commercial disposition of Licensed Products whether by gift or otherwise by CBT, its Affiliates or sublicensees or any Authorized Third Party authorized by CBT to make such sale, transfer, exchange or disposition including, but not limited to, the commercial use of Licensed Products by CBT or any other person or entity authorized (other than concomitant with commercial sale of such product in a royalty-bearing transaction) to use Licensed Products by CBT. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of, whether by gift or otherwise, when such transfer, exchange, gift, or other disposition occurs.

1.29 “Third Party” shall mean any entity or individual other than EMORY, CBT or an Affiliate of either of them.

1.30 “U.S. Government License” shall mean the non-exclusive licenses to the U.S. Government or agencies thereof pursuant to NIH grant No.’s GM51389, CA70372, copies of which are attached hereto as Appendix “B”.

1.31 “Valid Claim” shall mean, an issued claim of any unexpired patent or claim of any pending patent application included among the Licensed Patents, which patent has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or abandoned.

ARTICLE 2. GRANT OF LICENSE

2.1 License. Subject to the terms and conditions of the License Agreement, Emory hereby grants to Licensee and its Affiliates the worldwide, exclusive right and license to practice the Licensed Patents and use the Licensed Technology in the Field of Use and to discover, develop, have made, use, sell, have sold, offer for sale and import Licensed Products in the Licensed Territory in the Field of Use during the term of this Agreement.

2.2 Government Rights. The license granted in Section 2.1 above is subject to the U.S. Government Licenses and other rights retained by the United States in inventions developed by nonprofit institutions with the support of federal funds that are set forth in 35 USCA §201 et seq. and 37 CFR 401 et seq. (as they may be amended from time to time by the Congress of the United States or through administrative procedures) to the extent such U.S. government Licenses and such rights apply to the Licensed Patents and Licensed Technology.

2.3 Retained License. The license granted in Section 2.1 above is further subject to a right and license retained by EMORY on behalf of itself and its research collaborators to use Licensed Products and practice Licensed Patents and Licensed Technology solely for non-profit research and education purposes only. EMORY shall require its research collaborators, employed by other institutions or organizations and not by EMORY, to enter into a Material Transfer Agreement, through which EMORY may grant the right to use Licensed Products and to practice Licensed Patents and Licensed Technology solely for non-profit research purposes only to such research collaborators. A copy of each such executed Material Transfer Agreement shall be provided to Licensee within sixty (60) days of the date of the last to sign.

2.4 Sublicenses. CBT may grant sublicenses to practice Licensed Patents and Licensed Technology to discover, develop, make, have made, use, sell, offer for sale or import Licensed Products in the Licensed Territory in the Field of Use, provided that: (a) for any such Third Party sublicensees that are publicly traded companies and have a fully-diluted market capitalization of greater than [***], CBT shall give prompt written notice to EMORY, and (b) for any such Third Party sublicensees that are publicly traded companies and have a fully-diluted market capitalization of less than [***], CBT shall first obtain EMORY's prior written approval, which approval shall not be unreasonably withheld or delayed. CBT shall provide EMORY with copies of all such sublicense agreements within thirty (30) days of their execution date, provided, however, that CBT shall have the right to redact any confidential information in such copies of sublicense agreements that does not relate in any way to either the technology licensed hereunder or the economic terms therein (such as any technical information relating to other technologies of CBT or of its sublicensees). CBT shall remain responsible to EMORY for the payment of all fees and Earned Royalties due under this Agreement, whether or not such payments are made to CBT by its sublicensees. CBT shall include in any sublicense granted pursuant to this Agreement, a provision requiring the sublicensee to indemnify EMORY and maintain liability coverage to the same extent that CBT is so required pursuant to Sections 10.2, 10.3 and 10.4 of this Agreement.

2.5 No Implied License. The license and rights granted in this Agreement shall not be construed to confer any rights upon CBT by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Technology.

2.6  To EMORY’s’ knowledge and belief, subject to any rights of the United States government, EMORY has all right, title, and interest in and to the Licensed Patents, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to EMORY’s knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of CBT under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Licensed Patents and their use as contemplated in the underlying patent applications as presently drafted.

2.7 To EMORY’s knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Licensed Patents and their use as contemplated in the underlying patent applications as presently drafted.

2.8 To EMORY’s knowledge and belief the Inventors of Section 1.15 are the only inventors of the Licensed Patents and Licensed Technology.

ARTICLE 3. ROYALTIES AND OTHER PAYMENTS

3.1 Earned Royalties on Sales of Licensed Products.

3.1.1 On Sales of Licensed Product by CBT and Affiliates with Valid Claim. Subject to Section 3.1.4, for each Licensed Product sold in a country in the Licensed Territory in which there is, at the time of such sale, at least one Valid Claim in an issued Licensed Patent in such country that claims (i) such Licensed Product, (ii) the manufacture of such Licensed Product, or (iii) the use of such Licensed Product in the Field of Use, CBT shall pay EMORY Earned Royalties equal to the following percentages of the aggregate annual Net Sales of such Licensed Products sold in such countries in the Licensed Territory in the Field of Use by CBT and its Affiliates:

(a) For the portion of such aggregate annual Net Sales of such Licensed Products in such countries in the Field of Use less than [***] in any calendar year, [***] percent [***] of such Net Sales;

(b) For the portion of such aggregate annual Net Sales of such Licensed Products in such countries in the Field of Use between [***] and [***] in any calendar year, [***] percent [***] of such Net Sales; and

(c) For the portion of such aggregate annual Net Sales of such Licensed Products in such countries in the Field of Use greater than [***] in any calendar year, [***] percent [***] of such Net Sales.

3.1.2 On Sales of Licensed Product by CBT and Affiliates with no Valid Claim. Subject to Section 3.1.4, for each Licensed Product sold in a country in the Licensed Territory in which there is not, at the time of such sale, at least one Valid Claim in an issued Licensed Patent in such country that claims (i) such Licensed Product, (ii) the manufacture of such Licensed Product, or (iii) the use of such Licensed Product in the Field of Use, CBT shall pay EMORY Earned Royalties equal to the following percentages of the aggregate annual Net Sales of such Licensed Products sold in such countries in the Licensed Territory in the Field of Use by CBT and its Affiliates:

(a) For the portion of such aggregate annual Net Sales of such Licensed Products in such countries in the Field of Use less than [***] in any calendar year, [***] percent [***] of such Net Sales;

(b) For the portion of such aggregate annual Net Sales of such Licensed Products in such countries in the Field of Use between [***] and [***] in any calendar year, [***] percent [***] of such Net Sales; and

(c) For the portion of such aggregate annual Net Sales of such Licensed Products in such countries in the Field of Use greater than [***] in any calendar year, [***] percent [***] of such Net Sales.

3.1.3 On Sales of Licensed Product by CBT’s Sublicensees. CBT shall pay EMORY that portion of sublicense fees (excluding Initial Sublicense Fees) received by CBT on Sales of Licensed Products by its sublicensees as Earned Royalties in the percentage amount specified below opposite the occurrence of the corresponding designated event:

Event	Earned Royalties
(Sublicense date of execution)	(% of sublicense fees)
(i) If a sublicense or other Third Party agreement is executed with CBT prior to the commencement of a Phase I trial by CBT for the First Licensed Product	[***]%
(ii)       If a sublicense or other Third Party agreement is executed with CBT after the effective date of the commencement of a Phase I trial by CBT for the First Licensed Product but prior to the date of commencement of the first Phase III Clinical Trial for the First Licensed Product
[***]%
(iii) If a sublicense or other Third Party agreement is executed with CBT after the date of commencement of the first Phase III Clinical Trial for the First Licensed Product	[***]%

3.1.4 In the event that CBT’s outside patent counsel together with EMORY’s outside patent counsel agree (which discussion and agreement shall be in good faith) that patent licenses from Third Parties are reasonably required by CBT, its Affiliates or its sublicensees to make, use, offer for sale, sell or import any Licensed Product in any given country, EMORY and CBT shall negotiate in good faith with the intention of reaching a fair and equitable formula on how any amount paid by CBT to such Third Parties shall be shared by CBT and EMORY, EXCEPT THAT Earned Royalties payable to EMORY on Net Sales of such Licensed Products shall not be less than [***] percent [***].

3.2 Upfront Sublicense Fees.

3.2.1 CBT shall pay EMORY that portion of any license fee or upfront fee (other than purchases of debt or equity securities of CBT, payments for research and development of the Licensed Technology or the creation of a sales and marketing force) (the “Initial Sublicense Fee”) received by CBT as consideration paid for access and rights to the Licensed Patents and/or Licensed Technology by its sublicensees in the percentage amount specified below opposite the occurrence of the corresponding designated event:

Event	Upfront Sublicense Fee
(Sublicense date of execution)	(% of Initial Sublicense Fee)
(i) If a sublicense or other Third Party agreement is executed with CBT prior to the commencement of a Phase I trial by CBT for the First Licensed Product	[***]%
(ii)       If a sublicense or other Third Party agreement is executed with CBT after the commencement of a Phase I trial by CBT for the First Licensed Product but prior to the date of commencement of the first Phase III Clinical Trial for the First Licensed Product
[***]%
(iii) If a sublicense or other Third Party agreement is executed with CBT after the date of commencement of the first Phase III Clinical Trial for the First Licensed Product	[***]%

In the event that CBT receives equity or other non-cash consideration (collectively, “Non-liquid Assets”), as payment for the Initial Sublicense Fee, EMORY shall receive its designated portion of any such Non-liquid Asset as received by CBT to the extent transferable by CBT, or in the alternative CBT may, at its election, pay to EMORY a cash payment equal to EMORY’s designated portion of the fair value of any such Non-Liquid Asset. The payment to EMORY shall be EMORY’s designated portion of the then current fair market value of such asset. For purposes of clarity, if a sublicensee purchases shares of CBT’s stock from CBT in conjunction with a sublicense hereunder, CBT shall pay to EMORY a cash payment equal to EMORY’s designated portion of the premium (that is, excess over fair market value), if any, paid by such sublicensee for such CBT shares.

3.3 Milestone Payments.

3.3.1 CBT, its Affiliates or its sublicensee shall pay EMORY a milestone payment (the "Milestone Payment") in the amount specified below no later than thirty (30) days after the occurrence of the corresponding event designated below for the First Licensed Product:

Event	Milestone Payment

(i) The date of commencement of the first Phase I trial by CBT, its Affiliates, or sublicensees for the First Licensed Product	$	[***]
(ii) The date of commencement of the first Phase III Clinical Trial for the First Licensed Product	$	[***]
(iii) The date of Regulatory Approval or Authorization of the First Licensed Product.	$	[***]
(iv) The date of Regulatory Approval or Authorization of the First Licensed Product or Consecutive Licensed Product in an additional new indication (limit 3)	$	[***] for each new approval (limit 3)

Should the First Licensed Product be abandoned by CBT, its Affiliate or sublicensee for any reason following the filing of an IND or its equivalent in a Major Market and prior to the First Commercial Sale and should another Licensed Product commence Phase III Clinical Trials, then such Licensed Product shall become the replacement First Licensed Product and CBT, its Affiliate or sublicensee shall resume the Milestone Payments, starting at the event subsequent to the event for which a Milestone Payment had already been paid. No Milestone Payment shall be paid more than once for the First Licensed Product.

3.4 License Maintenance and Performance Fees on Licensed Products: In the event no Milestone Payment has been paid pursuant to Section 3.3.1 on the applicable anniversary of the Effective Date of the License Agreement set forth below, CBT shall pay to EMORY the license maintenance fee (the “License Maintenance Fee”) amount set forth below opposite such anniversary date unless CBT has given notice of termination of the Agreement prior to such due date. Such License Maintenance Fees shall no longer apply, and this Section shall terminate, once a Milestone Payment pursuant to Section 3.3.1 has been made.

Anniversary	License Maintenance Fee
Fifth	$	[***]
Sixth	$	[***]
Seventh and Each Year After	$	[***]

3.5 Annual Minimum Royalties on Licensed Products:

3.5.1 In the event that the annual Earned Royalties payment for Licensed Products to EMORY pursuant to Section 3.1 (excluding Upfront Sublicense Fees) during the second calendar year following the date of Regulatory Approval or Authorization for a Licensed Product, or in any calendar year thereafter, is less than the annual minimum royalties set forth opposite such year below (the “Minimum Earned Royalties”), CBT shall make a payment to EMORY at the end of such applicable calendar year equal to the difference between such Minimum Earned Royalties and the total Earned Royalties payment to EMORY for all Licensed Products for that calendar year, together with the report for the fourth quarter of such calendar year:

Calendar Year After Regulatory Approval or Authorization	Minimum Earned Royalties
Second	$	[***]
Third	$	[***]
Fourth and Each Year After	$	[***]

3.5.2 If during a given calendar year, the Earned Royalties payment to EMORY pursuant to Section 3.1 (excluding Initial Sublicense Fees) for all Licensed Products exceeds the sum of the applicable Minimum Earned Royalties which are required to be paid for such year pursuant to Section 3.5.1, CBT shall be deemed to have satisfied the requirements of Section 3.5.1 for such year.

3.6 Research Agreement. CBT and EMORY agree to enter into and execute a Research Agreement with a term of 2 year(s), within ninety (90) days of the last date of signing below, regarding work by the Inventors, led by Dr. Judith Kapp, in accordance with a mutually agreed upon project plan. Such Research Agreement shall be consistent with the terms of this Agreement, including but not limited to, terms of this Section 3.6 and shall be in the form attached to this License Agreement as Appendix “C”. Such Research Agreement shall require CBT to commit [***] of direct research funds plus [***] percent [***] for EMORY’s benefits and overhead in the amount [***] in unrestricted indirect funding to EMORY.

The Inventors shall provide to CBT written progress reports of all work performed pursuant to the Research Agreement and shall regularly discuss such work with CBT. Each Party shall solely own all inventions it makes pursuant to the Research Agreement and the parties shall jointly own all inventions jointly made directly as a result of work under the Research Agreement. Such inventions of EMORY employees shall be Licensed Patents or Licensed Technology, as applicable. Both parties shall have confidentiality obligations under the Research Agreement that are at least as stringent as those set forth in Article 11 herein. Should CBT and EMORY not enter into and execute the Research Agreement within ninety (90) days of the last date of signing below due to CBT’s failure to negotiate in good faith or enter into a negotiated agreement, the License Agreement shall be null and void unless CBT and EMORY mutually agree in writing to extend the ninety (90) day period.

3.7 Patent Expenses. CBT shall reimburse and pay EMORY within ten (10) days of the Effective Date, all actual, out-of-pocket costs, fees and expenses in connection with the filing, prosecution and maintenance of Licensed Patents incurred by EMORY prior to the Effective Date of this Agreement (the “Past Patent Costs”). EMORY warrants that such actual, out-of-pocket costs, fees and expenses are [***].

ARTICLE 4. REPORTS AND ACCOUNTING

4.1 Earned Royalties Reports and Records. During the term of this Agreement, CBT shall furnish, or cause to be furnished to EMORY, written reports governing each of CBT, its Affiliates and sublicensees for each fiscal quarter showing:

(a) the gross sales of all Licensed Products Sold by CBT, its Affiliates and sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Sales in accordance with Section 1.23;

(b) the Earned Royalties payable in Dollars, which shall have accrued hereunder in respect to such Net Sales;

(c) the exchange rates, if any, in determining the amount of Dollars;

(d) a summary of all reports provided to CBT by CBT's sublicensees;

(e) the amount of any consideration received by CBT from sublicensees and an explanation of the contractual obligation satisfied by such consideration; and

(f) the occurrence of any event triggering a Milestone Payment obligation in accordance with Section 3.3.

Reports shall be made semiannually until the first Sale of a Licensed Product and quarterly thereafter. Semiannual reports shall be due within thirty (30) days of the close of every second and fourth CBT fiscal quarter. Quarterly reports shall be due within thirty (30) days of the close of every CBT fiscal quarter. CBT shall keep accurate records in sufficient detail to enable Earned Royalties and other payments payable hereunder to be determined. CBT shall be responsible for all Earned Royalties and late payments that are due to EMORY that have not been paid by CBT's Affiliates and sublicensees. CBT's sublicensees shall have, and shall be notified by CBT that they have, the option of making any Earned Royalties payment directly to EMORY.

4.2 Right to Audit. EMORY shall have the right, upon prior notice to CBT, not more than once in each CBT fiscal year, through an independent public accountant selected by EMORY and acceptable to CBT, which acceptance shall not be unreasonably refused, to have access during normal business hours of CBT as may be reasonably necessary to verify the accuracy of the Earned Royalties reports required to be furnished by CBT pursuant to Section 4.1 of the Agreement. CBT shall include in any sublicenses granted pursuant to this Agreement, a provision requiring the sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant access to such records by EMORY's independent public accountant. If such independent public accountant's report shows any underpayment of Earned Royalties by CBT, its Affiliates or sublicensees, within thirty (30) days after CBT's receipt of such report, CBT shall remit or shall cause its sublicensees to remit to EMORY:

(a) the amount of such underpayment; and

(b) if such underpayment exceeds [***] percent [***] of the total Earned Royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent public accountant performing the audit. Otherwise, EMORY's accountant's fees and expenses shall be borne solely by EMORY. Any overpayment of Earned Royalties shall be fully creditable against future Earned Royalties payable in any subsequent royalty period.

4.3 Confidentiality of Records. All information subject to review under this Article 4 shall be confidential. Except where disclosure is required by law, EMORY and its accountant shall retain all such information in confidence.

ARTICLE 5. PAYMENTS

5.1 Payment Due Dates. Earned Royalties, Upfront Sublicense Fees and Milestone Payments payable to EMORY as a result of activities occurring during the period covered by each Earned Royalties report provided for under Article 4 of this Agreement shall be due and payable on the date such royalty report is due. Payments of Earned Royalties, Upfront Sublicense Fees and Milestone Payments in whole or in part may be made in advance of such due date. Any payment in excess of [***] shall be made by wire or transferred to an account of EMORY designated in writing by EMORY from time to time; provided, however, that in the event that EMORY fails to designate such account, CBT, its Affiliates or sublicensees may remit payment to EMORY to the address applicable for the receipt of notices hereunder; providing, further, that any notice by EMORY of such account or change in such account, shall not be effective until fifteen (15) days after receipt thereof by CBT.

5.2 Currency Restrictions. Except as hereinafter provided in this Section 5.2, all Earned Royalties, Upfront Sublicense Fees and Milestone Payments shall be paid in Dollars. If, at any time, legal restrictions prevent the prompt remittance of part of or all Earned Royalties or Upfront Sublicense Fees with respect to any country in the Licensed Territory where Licensed Products are Sold, CBT, its Affiliates or sublicensees shall have the right and option to make such payments by depositing the amount thereof in local currency to EMORY's account in a bank or depository in such country.

5.3 Interest. Earned Royalties, Upfront Sublicense Fees, Milestone Payments and other payments required to be paid by CBT pursuant to this Agreement shall, if overdue, bear interest at the lesser of the maximum applicable legal rate of interest on overdue commercial accounts or a per annum rate of [***] percent [***] until paid. The payment of such interest shall not foreclose EMORY from exercising any other rights it may have because any payment is overdue.

ARTICLE 6. DEVELOPMENT AND MARKETING PROGRAM

6.1 Diligence Obligations for Licensed Products. CBT shall directly, or in collaboration with Affiliates and sublicensees, use its best efforts (as defined below) to:

(a) conduct a research and development program relating to the use of those Licensed Products in the Field of Use selected by CBT as it deems appropriate;

(b) expend reasonable amounts towards the research and development of such Licensed Products, such amounts to include those described in Section 3.6;

(c) diligently pursue Regulatory Approval or Authorization of selected Licensed Products; and

(d) commence marketing of at least one Licensed Product within six (6) months following Regulatory Approval or Authorization thereof.

6.2 Best Efforts. For purposes of this Agreement, “best efforts” shall mean that CBT shall use reasonable efforts consistent with those used by comparable biotechnology companies in the United States in research and development projects for diagnostic methods or kits and therapeutic methods or compositions deemed to have commercial value comparable to the Licensed Products.

6.3 Effect of Failure. If CBT fails to use its best efforts pursuant to Section 6.1, EMORY may, upon at least sixty (60) days' prior written notice of such failure to CBT, grant Third Parties identical or lesser rights in the Licensed Patents and Licensed Technology as granted to CBT hereunder for Licensed Products, unless within such sixty (60) day period, CBT cures such failure. Any disputes as to failure by CBT to meet its diligence obligations in accordance with this Article 6 shall be resolved pursuant to Section 14.1.

6.4 Progress Reports. CBT shall, no less frequently than once every twelve (12) months until a Licensed Product has achieved Regulatory Approval or Authorization, provide EMORY with a written report detailing CBT’s, its Affiliates’s or sublicensees’s activities related to developing Licensed Products and pursuing Regulatory Approval or Authorization of Licensed Products. Such reports shall also incorporate sufficient detail regarding the amount and use of research and development funds to enable EMORY to verify CBT's compliance with Section 6.1 herein.

6.5 Development in the United States and Major Markets. No later than CBT's filing of an NDA or its equivalent in a Major Market for a Licensed Product in the United States or a Major Market, CBT shall directly, or in collaboration with its Affiliates or sublicensees, use its best efforts:

(a) to obtain Regulatory Approval or Authorization for such Licensed Product in such other countries of the Licensed Territory as CBT, CBT’s Affiliates or sublicensees deem appropriate; and

(b) upon Regulatory Approval or Authorization of such Licensed Product in a particular country, proceed with due diligence to market such Licensed Product in such country.

6.6 Development of Indications. CBT and EMORY acknowledge that the compositions and methods claimed in the Licensed Patents may be useful for a number of indications. CBT shall, in accordance with its diligence obligations, attempt to develop the Licensed Patents and Licensed Technology for such other indications if scientific evidence provided by EMORY, and accepted as significant evidence in the scientific community, supports that the Licensed Patents and Licensed Technology are useful for such other indications.

If EMORY reasonably believes that CBT is not using diligence to attempt to develop an indication for which the diligence obligation has accrued under the above paragraph, then EMORY may, commencing on the fifth anniversary date of this Agreement, request in writing that CBT enter into negotiations with prospective sublicensees which EMORY believes are interested in developing such indication which CBT, or its Affiliate or sublicensee, is not then developing. Within thirty (30) days of receipt of such written request, CBT shall either: (i) commence and diligently pursue good faith negotiations with such prospective sublicensee, (ii) provide EMORY with a reasonable development plan, including milestones, for such indication, or (iii) release any rights granted to CBT by EMORY under this Agreement as may be required to enable EMORY to license Third Parties the rights required to develop such indication.

ARTICLE 7. PATENT PROSECUTION

7.1 Licensed Patents Assigned to EMORY.

7.1.1 EMORY shall be primarily responsible for all patent prosecution activities pertaining to Licensed Patents assigned solely to EMORY. EMORY shall provide CBT with copies of all filings and correspondence pertaining to such patent prosecution activities, in a timely manner, so as to give CBT an opportunity to comment thereon. EMORY shall use good faith efforts to accommodate all such comments if timely received. EMORY shall pursue prosecution of such Licensed Patents in at least the following countries: United States, EPO countries, Canada, and Australia.

7.1.2 For all out-of-pocket costs after the Effective Date for on-going patent prosecution activities on Licensed Patents (the “Future Patent Costs”), EMORY shall submit such costs to CBT for approval prior to expenditure. CBT shall reimburse EMORY, not later than thirty (30) days after receiving an invoice therefore from EMORY, all such approved Future Patent Costs. If CBT fails to promptly reimburse EMORY within sixty (60) days after receipt of invoice from EMORY for approved Future Patent Costs, EMORY shall provide written notice to CBT of such failure and if CBT does not pay the undisputed amount of such invoice within thirty (30) days after such notice, then the patent application or issued patent associated with such Future Patent Costs shall not be considered a Licensed Patent and EMORY shall be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to Third Parties.

7.2 Licensed Patents Jointly Assigned to CBT and EMORY.

7.2.1 EMORY shall be primarily responsible for all patent prosecution activities pertaining to any Licensed Patents arising out of the Research Agreement pursuant to Section 3.6 and jointly assigned to EMORY and CBT. EMORY, with the agreement of CBT, shall select patent counsel to prosecute all such Licensed Patents and shall provide CBT with copies of all filings and correspondence pertaining to such patent prosecution activities, in a timely manner, so as to give CBT an opportunity to comment thereon. EMORY shall advise such patent counsel in writing that for purposes of such patent activities, such counsel represents both EMORY and CBT. EMORY shall pursue prosecution of such Licensed Patents in at least the following countries: [***].

7.2.2 For all out-of-pocket costs for on-going patent prosecution activities pertaining to any Licensed Patents arising out of the Research Agreement pursuant to Section 3.6 and jointly assigned to EMORY and CBT, EMORY shall submit such costs to CBT for approval prior to expenditure. CBT shall reimburse EMORY, not later than thirty (30) days after receiving an invoice therefor from EMORY, all such approved patent costs. If CBT fails to promptly reimburse EMORY within sixty (60) days after receipt of invoice from EMORY for approved patent costs, EMORY shall provide written notice to CBT of such failure and if CBT does not pay the undisputed amount of such invoice within thirty (30) days after such notice, then CBT shall, upon EMORY's request, assign its interests in such patent application or issued patent to EMORY. After such assignment, such patent application or issued patent shall no longer be considered a Licensed Patent and EMORY shall be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to Third Parties.

ARTICLE 8. INFRINGEMENT

8.1 Enforcement by CBT. If either CBT or EMORY becomes aware of a product made, used or sold in the Licensed Territory, which it believes infringes a Valid Claim, the Party obtaining such knowledge shall promptly advise the other Party of all relevant facts and circumstances pertaining to the potential infringement. CBT shall have the first right to enforce any patent rights against such infringement, at its own expense. EMORY shall cooperate with CBT in such effort, at CBT's expense, including being joined as a Party to such action, if necessary. Any damages or costs recovered in connection with any action filed by CBT hereunder which exceed CBT's out-of-pocket costs and expenses of litigation, shall be deemed to be Net Sales from Sales of Licensed Products in the fiscal quarter in which received by CBT, and Earned Royalties shall be payable by CBT to EMORY thereon in accordance with the terms of this Agreement.

8.2 Backup Enforcement Right by EMORY. If CBT fails, within one hundred twenty (120) days after receiving notice from EMORY of a potential infringement, or providing EMORY with notice of such infringement, to either (a) terminate such infringement or (b) institute an action to prevent continuation thereof and, thereafter to prosecute such action diligently, or if CBT notifies EMORY that it does not plan to terminate the infringement or institute such action, then EMORY shall have the right to do so at its own expense; provided however, that EMORY first consults with CBT and gives due consideration to CBT’s reasons for not instituting actions to terminate or otherwise prevent continuation of such infringement. If EMORY decides to pursue such infringement, CBT shall cooperate with EMORY in such effort including being joined as a Party to such action if necessary. EMORY shall be entitled to retain all damages or costs awarded to EMORY in such action.

ARTICLE 9. EXCLUSION OF WARRANTIES

CBT possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, Licensed Products and Licensed Technology to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents, Licensed Products and Licensed Technology. ACCORDINGLY, EMORY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

ARTICLE 10. INDEMNIFICATION AND RELEASE FROM LIABILITY

10.1 No Liability. Neither Party shall be liable to the other Party, its Affiliates, customers or sublicensees for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.

10.2 Indemnification.

10.2.1 CBT shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all Third Party claims, demands, losses, liabilities, expenses, or damages (including investigative costs, court costs and attorneys' fees) (collectively “Losses”) arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by the manufacture, testing, design, use, Sale, or labeling of any Licensed Products by CBT, its Affiliates, contractors, agents, or sublicensees, except to the extent of any Losses that arise from the negligence or intentional misconduct of Indemnitees. CBT’s obligations under this Article 10 shall survive the expiration or termination of this Agreement for any reason.

10.2.2 To be eligible to be indemnified hereunder, the Indemnitees shall provide CBT with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 10 and the exclusive ability to defend (with the reasonable cooperation of the Indemnitees) or settle any such claim; provided however, that CBT shall not enter into any settlement for damages other than monetary damages without the Indemnitees’s written consent, such consent not to be unreasonably withheld or delayed. The Indemnitees shall have the right to participate, at their own expense and with counsel of their choice, in the defense of any claim or suit that has been assumed by CBT.

10.3 Insurance. Without limiting CBT's indemnity obligations under the preceding paragraph, CBT shall, prior to any clinical trial or Sale of any Licensed Product, cause to be in force, an “occurrence based type” liability insurance policy which:

(a) insures Indemnitees for all claims, damages, and actions mentioned in Section 10.2.1 of this Agreement;

(b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement for which CBT has an indemnification obligation under Section 10.2; and

(c) requires the insurance carrier to provide EMORY with no less than thirty (30) days' written notice of any change in the terms or coverage of the policy or its cancellation; and

(d) provides Indemnitees product liability coverage in an amount no less than [***] per occurrence for bodily injury and [***] per occurrence for property damage, subject to a reasonable aggregate amount.

10.4 Occurrence Based Coverage Not Available. If CBT is unable to obtain “occurrence based type” liability insurance, CBT shall procure “claims made type” liability coverage to be effective prior to any clinical trial or Sale of any Licensed Patent, and throughout the term of this Agreement and “tail coverage”, extending at least ten (10) years after termination of this Agreement. CBT shall notify EMORY prior to its first clinical trial or First Commercial Sale of any Licensed Product, of all insurance coverage available to CBT to meet CBT's obligations under Sections 10.2 and 10.3 of this Agreement and other assets available to CBT which may be used by CBT should the insurance coverage available to CBT not be sufficient to meet CBT’ obligations under Sections 10.2 and 10.3.

10.5 Notice of Claims. CBT shall promptly notify EMORY of all claims involving the Indemnitees and shall advise EMORY of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 11. CONFIDENTIALITY

11.1 Treatment of Confidential Information. Except as otherwise provided hereunder, during the term of this Agreement and for a period of five (5) years thereafter:

(a) CBT, its Affiliates and sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by EMORY to CBT under this Agreement and marked as proprietary or confidential; and

(b) EMORY shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by CBT or on behalf of CBT to EMORY under this Agreement and marked as proprietary or confidential.

For purposes of this Agreement, all such information and data which a Party is obligated to retain in confidence shall be called "Information."

11.2 Right to Disclose. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each Party may disclose Information to its Affiliates, sublicensees, consultants, outside contractors, governmental regulatory authorities and clinical investigators on condition that such entities or persons agree:

(a) to keep the Information confidential for at least the same time periods and to the same extent as each Party is required to keep the Information confidential;

(b) to use the Information only for such purposes as such Parties are authorized to use the Information.

Each Party, its Affiliates or sublicensees may disclose Information to the government or other regulatory authorities to the extent that such disclosure is necessary for the prosecution and enforcement of patents, authorizations to conduct clinical trials or commercialization of Licensed Products, provided that such Party is otherwise entitled to engage in such activities under this Agreement.

11.3 Release from Restrictions. The obligation under Section 11.1 not to use or disclose Information shall not apply to any part of such Information that:

(a) is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the Party obligated not to disclose such Information; (for purposes of this Article 11 the “Receiving Party”), its Affiliates or sublicensees in contravention of this Agreement;

(b) is disclosed to the Receiving Party, its Affiliates or sublicensees by a Third Party provided that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement;

(c) prior to disclosure under this Agreement, was already in the possession of the Receiving Party, its Affiliates or sublicensees, provided that such Information was not obtained directly or indirectly from the other Party under this Agreement;

(d) results from the research and development by the Receiving Party, its Affiliates or sublicensees, independent of disclosures from the other Party of this Agreement, provided that the persons developing such information have not had exposure to the Information received from the disclosing Party;

(e) is required by law to be disclosed by the Receiving Party, provided that the Receiving Party uses its best efforts to notify the other Party immediately upon learning of such requirement in order to give the other Party reasonable opportunity to oppose such requirement; or

(f) CBT and EMORY agree in writing may be disclosed.

ARTICLE 12. TERM AND TERMINATION

12.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date hereof and shall continue in full force and effect until the expiration of the last to expire Valid Claim. If no Valid Claim should issue within ten (10) years of the Effective Date of this Agreement, this Agreement shall terminate on the tenth (10th) anniversary of the Effective Date. After termination hereunder, CBT shall retain the non-exclusive, worldwide, perpetual right and license under the Licensed Technology to make, have made, use, offer for sale, import and sell Licensed Products, with full rights to sublicense.

12.2 Termination by EMORY. EMORY shall have the right to terminate this Agreement pursuant to the provisions below, provided that EMORY has given CBT the notice required in accordance with Section 12.3 and CBT has failed to cure the breach described in such notice:

(a) breach by CBT of a material term of the Agreement;

(b) the institution of any proceeding by CBT under any bankruptcy, insolvency, or moratorium law;

(c) any assignment by CBT of substantially all of its assets for the benefit of creditors;

(d) placement of CBT's assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter and provided that in the case of in involuntary bankruptcy proceeding, which is contested by CBT, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition; or

(e) a decision by CBT or CBT's licensee or assignee of rights under this Agreement to quit the business of developing or selling Licensed Products;

(f) breach or default by CBT of any material term of the Research Agreement, provided that EMORY has given CBT the notice required in accordance with Section 12.2 of the Research Agreement and CBT has failed to cure that breach, and as a result, EMORY terminates the Research Agreement.

12.3 Exercise. EMORY may exercise its right of termination pursuant to Section 12.2 by giving CBT sixty (60) days' prior written notice (the “Written Notice”) of EMORY's election to terminate. Such notice shall include the basis for such termination. Upon the expiration of such period, EMORY shall provide written notice of termination to CBT, effective upon receipt, unless CBT has cured the material breach or the other basis for such proposed termination. Such notice and termination shall not prejudice EMORY's right to receive Earned Royalties accrued prior to termination, or other sums due hereunder and shall not prejudice any cause of action or claim of EMORY accrued or to accrue on account of any breach or default by CBT.

12.4 Termination by CBT. CBT shall have the right to terminate this Agreement pursuant to the provisions below, provided that CBT has given EMORY the notice required in accordance with Section 12.5:

(a) CBT may terminate this Agreement upon breach by EMORY of a material term of the Agreement; or

(b) CBT may terminate this Agreement upon CBT's convenience and written notice of such termination given to EMORY at least ninety (90) days prior to the date of such termination.

12.5 Exercise. CBT may exercise its right of termination pursuant to Section 12.4(a), by giving EMORY sixty (60) days' prior written notice of CBT's election to terminate and by providing in its termination notice the basis for such termination. Upon the expiration of the sixty (60) day period, CBT shall provide written notice of termination to EMORY, effective upon receipt, unless EMORY has cured the breach. Such notice of termination shall not prejudice any cause of action or claim of CBT accrued or to accrue on account of any breach or default by EMORY.

12.6 Effect for Certain Terminations. If this Agreement is terminated as a result of CBT's uncured material breach pursuant to Section 12.2(a), or otherwise pursuant to the other provisions of Section 12.2, then CBT shall return to EMORY, or at EMORY's direction, destroy all data, writings and other documents and tangible materials supplied to CBT by EMORY.

12.7 Further Rights to Emory. If this Agreement is terminated pursuant to Section 12.2 or 12.4(b), CBT shall further, upon EMORY's request and with no need for additional consideration, grant to EMORY an exclusive, worldwide, fully paid, perpetual license, with full rights to sublicense, under all of CBT's rights in any Licensed Patents to practice Licensed Patents. Further, at EMORY’s request, CBT agrees to negotiate in good faith for an agreement, which shall be on commercially reasonable terms, under which CBT would provide to EMORY and grant the rights to use full and complete copies of all toxicity, efficacy, and other data generated by CBT or CBT's Affiliates, (including by contractors or agents on their behalf) in the course of CBT's efforts to develop Licensed Products or obtain governmental approval for the Sale of Licensed Products, for use in connection with the development and commercialization of Licensed Products. Under the terms of such agreement (if entered into): (i) EMORY would be authorized to provide such data pertaining to the Licensed Patents and Licensed Technology to any Third Party with a bona fide interest in licensing such technology, (ii) such data would be provided on a confidential basis, provided, however, that if such Third Party concludes a license with EMORY, such Third Party would be free to use such data for all purposes, including to obtain government approvals to sell products.

12.8 Failure to Enforce. The failure of either Party, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of either Party’s thereafter to enforce each and every such provision of this Agreement.

ARTICLE 13. ASSIGNMENT

CBT may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with a merger, acquisition or the transfer of all, or substantially all, of the business interests of CBT to which this Agreement relates. EMORY's written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of CBT's rights or obligations under this Agreement.

ARTICLE 14. MISCELLANEOUS

14.1 Dispute Resolution. EMORY and CBT shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or significant breach thereof (hereinafter referred to as a “Dispute”) through at least one face-to-face negotiation between senior executives of the rank of at least Senior Vice President, or in the case of EMORY and/or CBT, an officer of EMORY and/or CBT of equivalent rank and with power to bind each of EMORY and/or CBT, at the place of business of the Party of whom the meeting is first requested, or in the case of a meeting requested by EMORY and CBT, at EMORY. If the Dispute is not resolved within thirty (30) business days (or such other period of time mutually agreed upon by the parties) of commencing such face-to-face negotiations, or if the Party against which a claim has been asserted refuses to attend such negotiations or does not otherwise participate in such negotiations within thirty (30) business days (or such other period of time mutually agreed upon by the Parties) from the date of notice of a Dispute, then the Parties agree to submit the Dispute to arbitration conducted under the auspices of the American Arbitration Association pursuant to that organization’s rules for commercial arbitration. Any hearings shall be held in Atlanta, Georgia.

14.2 Export Controls. CBT acknowledges that EMORY is subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions and other commodities and that EMORY's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data, biological materials, chemical compositions and commodities may require a license from the cognizant agency of the United States government or written assurances by CBT that CBT shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.3 Legal Compliance. CBT shall comply with all laws and regulations relating to its manufacture, use, Sale, labeling or distribution of Licensed Products and shall not take any action which would cause EMORY or CBT to violate any applicable laws or regulations.

14.4 Independent Contractor. CBT's relationship to EMORY shall be that of a licensee only. CBT shall not be the agent of EMORY and shall have no authority to act for, or on behalf of, EMORY in any matter. Persons retained by CBT as employees or agents shall not, by reason thereof, be deemed to be employees or agents of EMORY.

14.5 Patent Marking. CBT shall mark Licensed Products Sold in the United States with the relevant United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

14.6 Use of Names. CBT shall obtain the prior written approval of EMORY prior to making use of the name of any EMORY employee or the name EMORY for any commercial purpose, except as required to comply with law, regulation or court order.

14.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A. This Agreement shall not become effective or binding upon EMORY until signed by its Assistant Vice President and Director, Office of Technology Transfer in the State of Georgia, U.S.A.

14.8 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America.

14.9 Entire Agreement. This Agreement and the Appendices attached hereto and incorporated herein constitutes the entire agreement between EMORY and CBT with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

14.10 Survival. Articles 10 and 11 shall survive termination of this Agreement for any reason. Sections 12.6 and 12.7 shall survive termination pursuant to Section 12.2 or Section 12.4(b), as applicable.

14.11 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, the Party who is the beneficiary of such illegal, invalid or unenforceable provision has the right to terminate this Agreement upon written notice, effective upon receipt, to the other Party.

14.12 Force Majeure. Any delays in, or failure of performance of any Party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the Party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

14.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

ARTICLE 15. NOTICES

All notices, statements, and reports required to be given by one Party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of five (5) days after deposit in a lawful mail depository in the country of residence of the Party giving the notice, registered or certified postage prepaid, and addressed as follows:

To EMORY:
Office of Technology Transfer
Attn: Director
Emory University
North Decatur Bldg., Suite 130
1784 N. Decatur Road
Atlanta, Georgia 30322

To CBT:
Attn: Chief Executive Officer
Cougar Biotechnology, Inc.
10940 Wilshire Blvd.
Suite 600
Los Angeles, California 90024

Either Party hereto may change the address to which notices to such Party are to be sent by giving notice to the other Party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the Party giving such notice obtains acknowledgement by telex, facsimile or cable that such notice has been received by the Party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

[Signature page follows]

IN WITNESS WHEREOF, EMORY and CBT have caused this Agreement to be signed, under seal, by their duly authorized representatives, as of the day and year indicated below.

EMORY UNIVERSITY:	COUGAR BIOTECHNOLOGY, INC.

By: /s/ Todd T. Sherer	By: /s/ Alan H. Auerbach
Name: Todd T. Sherer, Ph.D.	Name: Alan H. Auerbach
Title: Asistant Vice President and Director Office of Technology Transfer	Title: Chief Executive Officer

Date: 2-25-2004	Date: 3-9-2004

APPENDIX “A”

LICENSED PATENTS

Licensed Patents shall include, but not be limited to, the following issued patents and pending patent applications:

1.	United States Patent No.: 6,376,516, titled: “Noscapine Derivatives, Useful as Anticancer gents”;
2.	International Patent Application No.: PCT/US98/14979, titled: “Noscapine Derivatives, Useful as Anticancer Agents”;
3.	United States Patent Application No.: 09/558,042, titled: “Noscapine Derivatives as Adjuvant Compositions and Methods of Use Thereof”;
4:	United States Patent Application No.: 10/288,442, titled: “Noscapine Derivatives as Adjuvant Compositions and Methods of Use Thereof”;
5.	International Patent Application No.: PCT/US00/11082, titled: “Noscapine Derivatives as Adjuvant Compositions and Methods of Use Thereof”;
6.	Canadian Patent Application No.: 2,370,643, titled: “Noscapine Derivatives as Adjuvant Compositions and Methods of Use Thereof”;
7.	European Patent Application No.: 00928370.6, titled: “Noscapine Derivatives as Adjuvant Compositions and Methods of Use Thereof”; and
8.	United States Patent No.: 6,673,814, titled: “Delivery Systems and Methods for Noscopine and Noscapine Derivatives, Useful as Anticancer Agents”.